U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 3/A

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   Salas                              Peter                   E.
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   (Last)                            (First)              (Middle)

   129 East 17th Street
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                                    (Street)

    New York                        NY                   10003
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     8/8/2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     TENGASCO INC.  (TGC)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [x]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)
          CEO
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6.   If Amendment, Date of Original (Month/Day/Year)

      9/6/2002
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security     2. Amount of Securities        3. Ownership Form:
                                                           Beneficially Owned
                                                           Direct (D) or
                                                           Indirect (I)
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Common Stock                      1,739,720                       I
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)




FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                  4. Ownership
                                                                     Form of
1. Title of             2. Title and Amount of    3.  Conversion     Derivative
   Derivative              Securities Underlying      Price of       Security
   Security                Derivative Security        Derivative     Direct (D)
                                                      Security       or
                               Common Shares                         Indirect(I)
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Common Stock Purchase Warrants       10,500             7.98            I
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Convertible Preferred               105,000             7.98            I
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Option* 			    357,910		2.315		I
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*Option exercisable from 2/14/03 to 3/16/03 granted to Industrial Resources
Corporation ("IRC"), sole shareholder and President of which is Malcolm E. Ratliff, a Director and CEO of the Company. If the option is not exercised, IRC may be required by Dolphin to purchase the same number of shares as had been subject to the option at a price of $2.421 per share.
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Explanation of Responses:

        This amended form 3 is being filed by Peter E. Salas as General Partner of Dolphin Offshore Partners, L.P. which purchased the above securities with its working capital in a series of transactions as outlined in earlier 13D and 13D/A filings.



     /s/ Peter E. Salas                                   9/12/2002
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      *Signature of Reporting Person                      Date


* Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).